Exhibit 4.30

Signature Version

SIMPLE CREDIT OPENING AGREEMENT; WITH SOLIDARY OBLIGATOR; FIDUCIARY GUARANTEE, WHICH CELEBRATE:

A) ADMINISTRADORA DE SOLUCIONES, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, ENTIDAD NO REGULADA, as "The Creditor", who will hereinafter be referred to as "FINAMO".

B) On the other hand, MURANO P.v., SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as "the borrower", who from now on will be called "THE CLIENT".

C) On the other hand, MR. ELÍAS SACAL CABABIE REPRESENTED IN THIS ACT BY MARCOS SACAL COHEN, as "the joint and several obligated party", who from now on will be called "THE SOLIDARITY OBLIGED".

R E C I T A L S

l.- DECLARE "FINAMO", THE FOLLOWING:

I. 1.- That it is a legal entity legally constituted in accordance with Mexican laws, in accordance with public deed number 14,805 (fourteen thousand eight hundred and five), volume Ll (fifty-first), dated March 5 (five), 2010 (two thousand and ten), granted before the faith of Mr. Gerardo Gaxiola Díaz, Notary Public number 167 (one hundred and sixty-seven), of the state of Sinaloa, and registered under electronic commercial folio number 79554-1 in the public registry of commerce of Culiacan, Sinaloa.

I.2.- That its legal representative attends this act, with the necessary powers to bind your client in the terms of the agreement herein, which to date have not been revoked, modified or limited in any way, in accordance with the public deed 27,303 (twenty-seven thousand three hundred and three), volume and seven) from the state of Sinaloa.

I.3.- That the address of his central offices is Calle Alfonso G Calderón Velarde number 2656 (two thousand six hundred and fifty-six), interior 11 (eleven), Desarrollo Urbano 3 Ríos, Culiacan de Rosales, Sinaloa C.P. 80020.

I.4.- That it does not require authorization from the Ministry of Finance and Public Credit for its constitution and operation as a Multiple Purpose Financial Company and is subject to the supervision and surveillance of the National Banking and Securities Commission solely for the purposes of the provisions of article 56 of the General Law of Organizations and Auxiliary Activities of Credit. Likewise, it has the authorizations of its respective internal bodies and does not require consent or authorization from a natural or legal person or any authority for the execution and fulfillment of the agreement herein.

I.5.- Its website is www.finamo.mx.

II.- DECLARE "THE CLIENT", UNDER OATH:

II. 1.- That it is a corporation with variable capital duly and validly constituted in accordance with the laws of the United Mexican States and with address to hear and receive all types of notifications at Bucareli number 42 office 101, Colonia Centro, Cuauhtémoc, City of Mexico, Postal Code 06040.

II.2.- That it is duly constituted in accordance with Mexican laws, as described in public deed number 13,744, granted before Mr. José Luis Reyes Vázquez, owner of the notary office number 31 of Nayarit, on the eighteenth of February two thousand fourteen, duly registered with the Public Registry of Property and Commerce of Mexico City, under electronic commercial folio number 514303 dated May 7, 2014.

II.3.- That your attorney concurs in this act, with the necessary powers to bind your client in the terms of the agreement herein, which to date have not been revoked, modified or limited in any way, in accordance with public deed 13,744, executed before Mr. José Luis Reyes Vázquez, owner of notary office number 31 of Nayarit, on the eighteenth day of February of two thousand and fourteen, duly registered before the Public Registry of Property and Commerce of Mexico City , under electronic commercial folio number 514303 dated May 7, 2014.

II .4.- That the amount of the credit will be used to invest capital in different affiliates and subsidiaries of the Murano Group to which "THE CLIENT" belongs so that they can carry out the completion of the constructions and equipment of the first phase of the tourism project called "Grand Island" in the State of Quintana Roo (hereinafter the "Project").

II .5.- That it has sufficient financial solvency to be obliged in terms of law to pay the credit consigned the agreement herein.

II .6.- That email communications must be directed to the following accounts: Attention: Edgar Armando Padilla Pérez, Marcos Cohen, Laura Isabel Castillo Solis and Leonel Martínez Basulto. Emails: edgar@bvg.com.mx, marcos@murano.com.mx, and leonelmartinez@murano.com.mx.

II .7.- That "FINAMO" made known the "CAT", the Total Annual Cost of financing expressed in annual percentage terms that, for information and comparison purposes, incorporates all the costs and expenses inherent to the credits.

III.- DECLARE "THE OBLIGED SOLIDARITY", REPRESENTED IN THIS ACT BY MARCOS SACAL COHEN, UNDER OATH:

III.1.- That it has sufficient financial solvency to be obligated in terms of law to pay jointly and directly the credit and its accessories, stated the agreement herein, at the moment in which any of the causes of early termination are perfected, in the amount resulting from applying the rates, charges and costs detailed below, on the expiration date.

III.2.- That your address is Av. Paseo de las Palmas # 1270, Lomas de Chapultepec VIII Section, Miguel Hidalgo, Mexico City, CP. 11000.

III.3.- That he is a natural person of legal age with full capacity to be bound by the terms of the agreement herein.

III.4.- That the attorney-in-fact, Marcos Sacal Cohen, has the sufficient and necessary powers and faculties to enter into the agreement herein, as stated in public deed number 13,262 dated July 13, 2020, granted before the licensee. Guillermo Loza Ramírez, owner of the notary office number IO of Nayarit, which have not been revoked, modified or limited in any way as of this date.

IV. "THE PARTIES" DECLARE.

IV.I.- Having entered into a simple credit opening Agreement identified with the number CS000285 with ADMINISTRADORA DE SOLUCIONES, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, SOCIEDAD FINANCIERA DE OJOBE MÚLTIPLE, NON-REGULATED ENTITY, in its capacity as accreditor, MURANO P.v., SOCIEDAD VARIABLE CAPITAL CORPORATION, in its capacity as accredited, and MR. ELÍAS SACAL CABABIE REPRESENTED BY MARCOS SACAL COHEN, in its capacity as jointly obligated, for the amount of (three hundred and fifty million pesos 00/100 M.N.).

IV.2.- That it is his free and spontaneous will to be bound by the terms and conditions established by the following:

C L A U S E S

"CHAPTER ONE, FINANCIAL CLAUSES"

FIRST.- OPENING OF CREDIT.- Through this instrument "FINAMO" grants "THE CLIENT" a credit in the form of opening a simple credit for the amount of (twenty-six million dollars 00/100 USD legal tender of the United States of America); the amount of which does not include interest, expenses, taxes, commissions and other benefits that "THE CLIENT" must cover to "FINAMO", in accordance with the agreement herein.

Notwithstanding any provision of this Agreement or the credit Agreement indicated in statement IV.I, "THE CLIENT" and "FINAMO" agree that the total debt and the maximum risk exposure between this Agreement and the one indicated in the declaration IV.I against "FINAMO" will be for the total amount mentioned in the immediately preceding paragraph, that is, (twenty-six million dollars 00/100 USD legal tender of the United States of America); with the understanding that "THE CLIENT" may dispose of the resource that is available as long as it does not exceed, as a whole, the established limit.

SECOND. - PROVISION OF THE is obliged to provide to "THE CLIENT" the amount of the credit granted less the commissions, charges and deductions agreed upon in this Agreement no later than within the banking business day following that which "FINAMO" receives from "THE CLIENT". The written request for disposition based on the format added hereto as Annex "Request for Disposition" (hereinafter, the "Request for Disposition"). The Disposal Request must contain the date, amount and bank account in which the aforementioned credit provision must be made, with the understanding that the credit granted under this Agreement may be disbursed to "THE CLIENT" in two dispositions, each by submitting the corresponding disposition request.

THIRD. - DESTINATION OF THE CREDIT. - "THE CLIENT" is obliged to invest the amount of the credit granted to provide sufficient resources to its affiliates and subsidiaries so that they can conduct the completion of the construction and equipment of the company. first phase of the project, "THE CLIENT" being obliged to "FINAMO" to credit said investment when it is requested as long as a reasonable period has occurred to conduct the provision of resources in accordance with the existing work program for the Project.

In the event that "THE CLIENT" does not invest or does not prove having invested the amount of the credit granted, "FINAMO" will have the right to demand early expiration of the term of the agreement herein.

FOURTH. - COMMISSIONS. - "THE CLIENT" is obliged to pay 'I FINAMO' a commission for opening the credit of 3.25% (three-point twenty-five percent) in relation to the amount of credit granted, which will be charged only once. occasion and will be deducted from the credit amount.

FIFTH. - ORDINARY AND DEFAULT INTEREST. "THE CLIENT" undertakes to pay "FINAMO", without prior request, ordinary interest on unpaid balances at the fixed rate of 15% (fifteen percent) annually. Interest will be calculated on a 360-day basis per year, and will be accrued on unpaid balances and on the days of the monthly accrual period. Ordinary interest will be paid according to the payment schedule included in the following seventh clause.

In the event that "THE CLIENT" is in default in the timely compliance with its payment obligations contracted in accordance with the agreement herein, it is obliged to pay "FINAMO" default interest on unpaid balances, which will accrue daily from the date of maturity and until full payment, at the rate of applying an annual interest rate equivalent to 36% (thirty-six percent).

Said default rate will also be applied to the amount of other property obligations borne by "THE CLIENT" that are not for capital or interest if they are not fulfilled in the terms agreed the agreement herein.

SIXTH.- EXPENSES AND FEES.- All expenses, taxes that correspond by law, the fees of the notary public before whom this instrument will be ratified, appraisals of the guarantees granted, insurance of movable and immovable property granted as guarantee, constitution of trust if applicable, as well as those disbursed for its forced execution, will be on behalf of "THE CLIENT"

SEVENTH: CREDIT TERM, AMORTIZATION. METHOD OF PAYMENT AND/OR PLACE OF PAYMENT. - This Agreement will be valid for 72 (Seventy-two) months, and payments of principal and interest will be made in accordance with the Annex "Amortization Table".

The Parties agree that this Agreement will not end until "THE CLIENT" has complied with the payment of its obligations contained therein, without this being extendable, therefore "THE CLIENT" is obligated in favor of "F(NAMO), to be paid for the credit granted, ordinary interest, and, where applicable, default interest, commissions, and other charges agreed the agreement herein, without the need for prior request or questioning, on the dates and amounts described in the Annex "Table of Amortizations" of the agreement herein, and "THE CLIENT" is obligated to pay in the following manner:

A) By bank transfer.

B) Direct debit payment.

Payment is credited according to the payment method used as follows:

ii) payment by check from the same bank as the "FINAMO" bank account is credited on the same day of payment.

iii) payment by check from other banks is credited the next business day; if the deposit is after 4:00 p.m. It will be credited on the second business day. iv) electronic fund transfers, if it is through the Interbank Electronic Payment System (SPEI) it will be credited on the same day, if it is through the transfer system of each bank ("online banking"), it will be credited the next business day.

"THE CLIENT" accepts that it received all the necessary information and that he has no doubts about the ways and places to make the payment. Likewise, it is aware that any amount paid under this Agreement must be made in the legal currency of the United Mexican States.

EIGHTH. - DIRECT DEMICILIATION FOR PAYMENT: Both parties agree that since "THE CLIENT" had authorized the direct debit payment service to the receiving bank account, "THE CLIENT" must ensure that the direct debit account will always have the necessary resources to make the payment on the dates and amounts agreed in this document as indicated in the Annex "Amortization Table" of the agreement herein.

In the event that the account does not have sufficient resources to meet the partial payment plus ordinary interest, "THE CLIENT" authorizes "FINAMO" to make any charging attempts it deems necessary to cover the debt, including capital, at any time, ordinary interest, default interest and collection expenses as the case may be.

In the event that the direct debit account will not have the necessary resources to make the payment, “THE CLIENT" must previously notify "FINAMO" of the situation, and must make the payment on the dates and amounts agreed in this Agreement by deposit banking and/or electronic transfer.

"THE CLIENT" will have no more than two business days to notify "FINAMO" of the change of account where the charge will be made, agreeing to sign again an authorization form to make said direct debit.

In this situation, the obligation of "THE CLIENT" to pay "FINAMO" on the dates and for the amounts described in the Annex "Amortization Table" is reiterated, in any of the forms and/or place described above.

NINTH.- ADVANCE PAYMENTS.- "FINAMO" is obliged to accept advance payments of the credits whenever "THE CLIENT" requests it, is up to date with the required payments and the amount of the advance payment is for an amount equal to or greater than the payment that must be made in the corresponding period. Payments made by "THE CLIENT" before the date on which it is due, must be considered as advance payments and not advance payment. There will be no penalty, commission or additional cost for " THE CLIENT" in the event that the latter decides to make any advance payment of the credit at any time during its validity.

When "THE CLIENT" requests to make advance payments, "FINAMO" will inform them of the Unpaid Balance. This information will be given in writing if the advance payment is made at one of its branches or, failing that, by telephone.

Advance payments will be applied exclusively to the Unpaid Capital Balance.

When the amount of the advance payments is not sufficient to amortize the Unpaid Balance in its entirety, "FINAMO" must reduce the amount of the pending periodic payments, except when they agree with “THE CLIENT” to reduce the number of payments to be made. In both cases, "FINAMO” must calculate the amount of interest to accrue, based on the new Unpaid Balance.

Each time "THE CLIENT" makes an advance payment, “FINAMO” must provide proof of said payment. In the case of advance payments for an amount equal to the Unpaid Balance,” FINAMO”, in addition to proof of payment, must deliver or keep at the disposal of "THE CLIENT", the statement of account or document that states the end of the contractual relationship and the non-existence of debts derived exclusively from said relationship, within 10 (ten) business days from when it was made, payment of the debts has been made or on the next cut-off date.

The parties agree that if "THE CLIENT" has made payments and once his debt has been settled, if there is a balance in his favor, said amount will be returned to him and made available at the offices of "FINAMO" so that "THE CLIENT" choose the means for delivery or disposition of the balance in your favor.

Advance Payments: "FINAMO" may receive Advance Payments in order to apply them to cover immediate subsequent periodic payments of the Credit, provided there is a written request from "THE CLIENT". When the amount of the payment is greater than that which must be covered in a period, 'I THE CLIENT' must authorize that the resources that are delivered in excess of their required obligations are not applied for the advance payment of the principal, but rather as advance payments. , the above through a writing with a handwritten signature that includes the following legend: "The User authorizes that the resources that are delivered in excess of their required obligations, are not applied for advance payments of the principal, but are used to cover advance the immediate subsequent periodic payments of the Credit."

When "FINAMO” receives payment not yet due for the Period or lower amounts, the writing mentioned in the previous paragraph will not be necessary.

Every time "THE CLIENT" makes an advance payment, "FINAMO" will deliver or make available to the latter, the account statement or document in which the advance payment is recorded.

"FINAMO" must report to the credit information companies that the account is closed without any debit within the period established for such purposes by the Law to Regulate Credit Information Companies.

Once the Agreement has ended, if there is a balance in favor of "THE CLIENT", this will be delivered to him on the date on which the relationship is terminated and in the event that "THE CLIENT" does not go to the branch, "FINAMO” will inform you that the balance is at your disposal and will be returned to you through over-the-counter payment.

When the termination of the Agreement is through another "Financial Entity", it will settle the debt of THE CLIENT according to the information provided by "FINAMO" and once the debts are covered, the latter renounces all remaining collection rights that may arise. survive after the moment of cancellation.

TENTH. - ORDER OF PRIORITY. - The parties by ordinary agreement establish the following order of priority in the payment of the granted credit, commissions, interests and other charges agreed upon the agreement herein:

1. VAT Commissions.
2. Commissions.
3. Other expenses and costs derived from the agreement herein, if applicable.
4. Default interest.
5. Ordinary Interest Due.
6. Overdue Capital.
7. Current Ordinary Interest.
8. Current Capital.

ELEVENTH: DUE ON A NON-WORKING DAY. - All payments that "THE CLIENT" must make to "FINAMO", due to the agreement herein, must be made on the date of expiration or payment, as stipulated in the Annex "Table of Amortizations" of the agreement herein, without the need for prior requirement or payment.

On the other hand, in the event that the payment obligation coincides with a bank non-business day, both for the payment of interest and capital and any other concepts, "THE CLIENT" must make the payment on the following bank business day, the above without the charging of commissions or penalties.

"CHAPTER TWO, NON-FINANCIAL CLAUSES"

TWELFTH: ESTABLISHMENT OF GUARANTEE. - "THE CLIENT" undertakes to establish a fiduciary guarantee to guarantee the payment obligations provided for the agreement herein, in terms of what is established in the Annex "Fiduciary Guarantee". The fiduciary guarantee must be granted on terms satisfactory to "FINAMO" and be executed simultaneously with the provision of the credit granted under the agreement herein. Said fiduciary guarantee will contain usual terms and conditions for this type of operations, which must be regulated in the corresponding fiduciary guarantee.

THIRTEENTH: GUARANTEE INSURANCE. - "THE CLIENT" must take out insurance on its own or through the fiduciary of the fiduciary guarantee within 30 (thirty) days after construction or work begins on the property that is the subject of the fiduciary guarantee. The insurance must cover, among other risks: Risk against damage caused by fires, explosions, floods, earthquakes, stormy winds, hail, cyclones, hurricanes, falling trees, or damage caused by ill-intentioned people, as well as any other provision for this type. of operations regulated in the fiduciary guarantee. Any other issue related to the insurance of the fiduciary guarantee must be regulated in its trust so that the trustee and other related parties thereof become aware of or are obliged to Agreement the obligations requested by "FINAMO” for this type of operations.

FOURTEENTH: SOLIDARITY OBLIGATION.- "THE SOLIDARITY OBLIGOR" to respond for the fulfillment of each and every one of the obligations that "THE CLIENT" assumes before "FINAMO" in this Agreement and consequently for the total payment of the credit, ordinary interests and moratoriums, accessories, commissions, expenses and costs in the event of a trial and other obligations that result from "THE CLIENT" and in favor of "FINAMO", subscribes this instrument under the terms of articles 1987 and 1988 of the Civil Code. Federal. The joint and several obligations granted in this clause will be subject to the condition precedent that, within a period of 90 (ninety) calendar days after the execution of the agreement herein, the substitute guarantees presented by "THE CLIENT" to "FINAMO" are sufficient or satisfactory to replace the joint and several obligation granted the agreement herein. In the event that the substitute guarantees are satisfactory to "FINAMO", the joint and several obligations will not have effects under this Agreement and "THE CLIENT" undertakes to, within a reasonable period agreed upon with "FINAMO" but not less than 90 calendar days, perfect the acts necessary to grant said substitute guarantees.

The joint and several obligations established in this clause will subsist until "FINAMO" is covered for everything owed to it for the obligations contracted by "THE CLIENT".

FIFTEENTH: MODIFICATIONS TO THE AGREEMENT.- "FINAMO" reserves the right to make modifications to the terms and conditions of the content of the agreement herein, in sections not related to payment, commissions, interests or guarantees, a notice given with 90 calendar days prior to the date on which the modifications come into force, through the email provided by "THE CLIENT".

In the event that "THE CLIENT" does not agree with the proposals made known by "FINAMO", it may request early termination of the Agreement within 90 days following the notice referred to in the first paragraph of this clause, without any responsibility under your responsibility and under the conditions prior to the proposed modification. Once the period indicated in the previous paragraph has elapsed, without "FINAMO" having received any communication from "THE CLIENT" in relation to the proposed modifications made, they will be considered accepted.

SIXTEENTH: INSPECTION.- "FINAMO" directly or through third parties may carry out inspections of the company of "THE CLIENT" regarding its accounting, request data, documents, carry out appraisals of the assets of "THE CLIENT" when in its opinion it is necessary, to ensure the correct application and management of the credit, in addition to ensuring the good state of conservation and functioning of the guarantees granted the agreement herein, as well as compliance with all the obligations of "THE CLIENT" established herein, being obliged to grant all the necessary facilities for this purpose.

SEVENTEENTH: OBLIGATIONS TO BE PERFORMED BY "THE CLIENT.” - "THE CLIENT" will have the following obligations to perform towards "FINAMO":

A). - Pay the credit at the time, place and manner agreed the agreement herein.

B) Make use of the credit amount for the destination for which it was granted.

C). - Deliver to "FINAMO" updated Financial Statements at the close of the last fiscal year and last partial year, 15 days in advance, prior to the date of each anniversary of the credit and while it is in force, counting from the date of origination of the credit. present instrument.

D). - Request authorization from "FINAMO" to make any modification or conditioning to the guarantees granted, of which "FINAMO" at this time reserves the right to grant or not grant said authorization.

E). - Hire insurance with the broadest possible coverage to ensure the subsistence of the guarantee granted and keep the policy in force until the termination of this Agreement as long as there is an obligation to Agreement insurance to start work on the Project.

F). - Notify any change of address. "THE CLIENT" will have to notify "FINAMO" within a period of no more than ten business days, prior to the change of address, to the email finamo@finamo.mx

G). - Maintain in optimal condition of use and operation and maintain the warranty or guarantees granted.

H). - In the case of fiduciary guarantees, be up to date with the payment of the so-called property tax.

l). - Allow at all times during the validity of this Agreement the access and facilities necessary for "FINAMO" to review the status of the guarantees granted.

J). - Comply with all the obligations set forth the agreement herein.

K). - Comply with all obligations that exist by law.

L). - In the case of direct debit payment, notify "FINAMO" of the bank account change within a period of no more than two business days after making it and sign the new direct debit authorization.

M). - Provide at any time the information required by "FINAMO" in order to corroborate the identification of "THE CLIENT" and other information derived from the agreement herein.

N). - Accredit within a period of fifteen calendar days that you are complying with all the obligations described above, when required by "FINAMO".

In the event that "THE CLIENT" does not comply with any of the obligations stated above, "FINAMO" may request the early expiration of this credit contract, and consequently, request the execution of the guarantee that has been recorded, with the understanding that "THE CLIENT" will have a period of at least 30 calendar days to remedy any breach under the contract.

EIGHTEENTH: CANCELLATION OF THE CONTRACT. - "THE CLIENT" has a period of up to 10 (ten) business days after signing the Contract, to cancel it without any responsibility, as long as the requested amount has not been made available.

NINETEENTH: ACCOUNT STATEMENTS The parties agree that "FINAMO" will make available to "THE CLIENT" the credit account statement on a semi-annual basis, for which "THE CLIENT" authorizes it to be sent to him by email, stating under oath of truth, which is stated in point II.6 of the Declarations section of "THE CLIENT" of the agreement herein. The foregoing replaces the obligation to send it to your home, with the understanding that "THE CLIENT" may request that the Account Statement be sent to your home at any time.

For the same purposes, "THE CLIENT" can go to the nearest "FINAMO" offices.

TWENTY - CLARIFICATIONS, QUERIES. CLAIMS AND DEFENSE OF THE USER OF FINANCIAL SERVICES. - For the resolution of any query, clarifications and disagreements, 'I THE CLIENT' may go to the complaints service unit of 'FINAMO' located in Alfonso G. Calderón Velarde No. 2656-11 (two thousand six hundred and fifty-six dash eleven), first floor, Desarrollo Urbano Tres Ríos C.P., Culiacan, Sinaloa; C.P. 80020. Telephones 01-800-134-62-66, Unidadespecializada@finamo.mx

"THE CLIENT" has a period of 90 (ninety) calendar days counted from the event that gave rise to it or the date of interest calculation, in the case of information reflected in the account statement, to present any clarification. or claim. Once the request for clarification is received, “FINAMO” has a maximum period of 45 (forty-five) days to deliver to "THE CLIENT" the corresponding opinion, attaching a simple copy of the document or evidence considered for the issuance of said opinion, based on the information that, in accordance with the applicable provisions, must be in its possession, as well as a detailed report in which all the facts contained in the request presented by "THE CLIENT" are answered.

The opinion and report referred to above must be formulated in writing and signed by "FINAMO" personnel authorized to do so. In the event that, in accordance with the opinion issued by "FINAMO", the collection of the respective amount is appropriate, "THE CLIENT" must make the payment of the amount under its charge, including ordinary interest in accordance with the agreement, without it being applicable. the collection of default interest and other accessories generated by the suspension of payment conducted in terms of the applicable provisions. Within the period of 45 (forty-five) calendar days counted from the delivery of the opinion referred to in the previous paragraph, "FINAMO" is obliged to make available to "THE CLIENT", all the documents and information that, in accordance with the applicable provisions, must be in your possession and be directly related to the corresponding request for clarification and without including data corresponding to operations related to third parties.

In any case "THE CLIENT" must exhaust the authentication procedures requested by "FINAMO". Any clarification, claim or query must be made in writing and sent to "FINAMO" at your address or by the means instructed.

In terms of Article 23 of the Law for the Transparency and Regulation of Financial Services, the attention procedure provided for therein and to which "FINAMO" is subject is transcribed:

"I. When the Client does not agree with any of the movements that appear in the respective account statement or in the electronic, optical or any other technology that has been agreed upon, they may submit a request for clarification within the period of ninety calendar days counted from the cut-off date or, where applicable, from the performance of the operation or service. court or, where appropriate, the performance of the operation or service.

The respective request may be submitted to the branch where the account is located, or to the specialized unit of the institution in question, by writing, email or any other means by which its receipt can be reliably verified. In all cases, the institution will be obliged to acknowledge receipt of said request.

In the case of amounts payable by the Client arranged through any mechanism determined for this purpose by the National Commission for the Protection and Defense of Users of Financial Services in general provisions, the Client will have the right not to make the payment whose clarification is requested, as well as any other amount related to said payment, until the clarification is resolved in accordance with the procedure referred to in this article;

II. Once the request for clarification is received, the institution will have a maximum period of forty-five days to deliver the corresponding opinion to the Client, attaching a simple copy of the document or evidence considered for the issuance of said opinion, based on the information that, according to the applicable provisions, must be in its possession, as well as a detailed report that responds to all the facts contained in the request submitted by the Client. In the case of claims related to operations conducted abroad, the period provided for in this paragraph will be up to one hundred and eighty calendar days.

The opinion and report referred to above must be formulated in writing and signed by personnel of the institution authorized to do so. In the event that, according to the opinion issued by the institution, the collection of the respective amount is appropriate, the Client must make the payment of the amount in his charge, including the ordinary interests in accordance with the agreement, without the collection of default interest and other accessories generated by the suspension of payment made in terms of this provision;

III. Within the period of forty-five calendar days from the delivery of the opinion referred to in the previous section, the institution will be obliged to make it available to the Client in the branch where the account is located, or in the specialized unit of the institution in question, the file generated as a result of the request, as well as to integrate into it, under its strictest responsibility, all the documentation and information that, in accordance with the applicable provisions, must be in its possession. and that is related to the corresponding request for clarification and without including data corresponding to operations related to third parties;

IV. In the event that the institution does not respond in a timely manner to the Client's request or does not deliver the detailed opinion and report, as well as the documentation or evidence referred to above, the National Commission for the Protection and Defense of Users of Financial Services, will impose a fine in the terms provided in section XI of article 43 of this Law for an amount equivalent to that claimed by the Client in terms of this article, and

V. Until the clarification request in question is resolved in accordance with the procedure indicated in this article, the institution will not be able to report the amounts subject to said clarification as overdue to the credit information companies.
The aforementioned is without prejudice to the right of Clients to go before the National Commission for the Protection and Defense of Users of Financial Services or before the corresponding jurisdictional authority in accordance with the applicable legal provisions, as well as the sanctions that must be imposed on the institution for non-compliance with the provisions of this article. However, the procedure provided for in this article will be without effect once the Client presents his claim before a jurisdictional authority or conducts his claim in the terms and deadlines of the Law for the Protection and Defense of Users of Financial Services."

Likewise, the data of the CONDUSEF (National Commission for the Defense of Users of Financial Services) is made known to you: l) Call Center, Lada toll-free: 01-800-999-80-80 (zero one hyphen eight hundred nine hundred ninety-nine indent eighty indent or email advisory@condusef.gob.mx and III) website www.condusef.qob.mx.

In the event that "THE CLIENT" files a claim before a jurisdictional authority or conducts its claim in terms of the Law for the Protection and Defense of Users of Financial Services, the clarification procedure provided for above will be without effect as of the presentation of the claim. or claim.

TWENTY-FIRST: TITLES OF THE CLAUSES. - The titles of the clauses that appear in this instrument have been placed for the exclusive purpose of facilitating their reading, therefore they do not define or limit their content. For the purposes of interpreting this instrument, attention must be paid exclusively to the content of its declarations and clauses and in no way to the title of the latter.

TWENTY SECOND; PRINCIPLE OF GOOD FAITH. -The parties enter into the agreement herein, with total absence of causes of non-existence and nullity, recognizing in a reciprocal and unobjectionable manner personality and legitimacy to enter into the agreement herein.

TWENTY-THIRD: EARLY EXPIRATION AND EARLY TERMINATION OF THE AGREEMENT. - "FINAMO" may terminate this Agreement early, without the need for a judicial declaration, when the following circumstances occur:

A). - The lack of payment by "THE CLIENT" in favor of "F(NAMO), of one or more amortizations to pay the credit on the date, form and/or place agreed the agreement herein.

B). - For not investing the amount of the credit granted to "THE CLIENT" for the activity described in chapter ONE of clause THIRD of the agreement herein; or for not accrediting said investment.

C). - When "THE CLIENT" does not comply with the obligations set forth the agreement herein.

D). - If any information provided to "FINAMO" by "THE CLIENT" under the terms of this Agreement is false, incorrect, incomplete or misleading.

E). - If "THE CLIENT" incurs additional debt that implies a risk in the fulfillment of its payment obligations with "FINAMO" or causes a deterioration in its financial situation. F). - The others established by law, "THE CLIENT" may request early termination at any time, and must cover, where appropriate and in the agreed terms, the total amount of the debt, including all the financial accessories that it would have generated. to the date on which early termination of the Agreement is requested, the submission of a written request to any "FINAMO" office is sufficient; Once the notice is received from "THE CLIENT", "FINAMO" must inform you no later than the following day of the unpaid balance by the requested means and make it available to you within the following 5 days at its offices. Advance payment will never be for an amount less than the payment that must be made in the corresponding period.

In the event of total settlement of debts, "FINAMO" will make available to "THE CLIENT" the document stating the end of the contractual relationship and the non-existence of debts within ten business days from the date the payment was made. of the debits and will report to the credit information companies that the account is closed without any debit within the following five business days. In the event that "THE CLIENT" does not request FINAMO to terminate the Agreement early and makes payment of the entire credit granted, as well as the accessories generated, "FINAMO" will deliver the document stating the end of the contractual relationship. and the absence of debts within ten business days from when the payment was made.

TWENTY-FOUR: TRANSFER OF RIGHTS.- "THE CLIENT" expressly authorizes "FINAMO" to transmit, endorse, assign, discount or in any other way negotiate partially or totally the contracts and promissory notes that document this operation, to any source of national or foreign financing, under the modalities and for the purposes most convenient to "FINAMO", including even all accessory rights, "THE CLIENT" also expressing its willingness to recognize those to whom the aforementioned rights are transmitted or endorsed or assignees, the same rights that correspond to "FINAMO", with no further requirements than notifying "THE CLIENT", regarding the Transfer, in terms of the applicable legal provisions, "THE CLIENT" may not assign the rights and obligations that correspond to it in under the agreement herein, without the prior written consent of FINAMO and the execution of the corresponding agreement.

TWENTY-FIFTH: DIVISIBILITY. -If any stipulation of the Agreement is found to be invalid, illegal or not enforceable by a competent court in accordance with the terms of the agreement herein, said stipulation will be considered "not put in place" and consequently, it will be declared null; with the understanding that the remaining stipulations of the Agreement will not be invalidated.

TWENTY-SIXTH: OMISSION OF CLAIM. -The omission of "FINAMO" or "THE CLIENT" to claim in any instance in the strict execution of any of the obligations generated by the execution of the agreement herein, will not be interpreted as a waiver. to the corresponding right of claim.

TWENTY-SEVENTH: JURISDICTION AND COMPETENCE. - The parties by collective agreement submit to the legislation applicable in Mexico and to the district and authority of the Courts of Mexico City, Mexico, therefore waiving any other that due to law or domicile present or future of the parties could grant them.

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FINAMO AND/OR THE LENDER

ADMINISTRADORA DE SOLUCIONES, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, SOCIEDAD FINANCIERA DE OJECTO MULTIPLE, NON-REGULATED ENTITY, represented in this act by its LEGAL REPRESENTATIVE RODRIGO TREJO SIERRA.

AUTOGRAPH SIGNATURE

THE CLIENT AND/OR ACCREDITED
MURANO P.v., VARIABLE CAPITAL LIMITED COMPANY
Represented in this act by her attorney MARCOS SACAL COHEN

AUTOGRAPH SIGNATURE

SOLIDARITY OBLIGATOR
ELÍAS SACAL CABABIE

AUTOGRAPH SIGNATURE

§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§§
In the City of Monterrey, Nuevo León, United Mexican States; On the 10th-tenthth day of July, 2024, the undersigned, LIC. RODRIGO SALVADOR ALANIS LAMBRETON, with Federal Tax Registry Number AALR731224-DH2, by my own rights herein indicating as conventional address at Mariano Escobedo Sur, number 136- one hundred thirty-six, Colonia Centro, Monterrey, Nuevo León, C.P. 64000, Mexico and under oath to tell the truth, and in my capacity as SWORN EXPERT TRANSLATOR AND INTERPRETER IN THE LANGUAGE ENGLISH-SPANISH, SPANISH-ENGLISH authorized by the Federal Judicial Branch, with the identification number 017//2022, I DECLARE the following:

SOLE. -THAT, TO THE BEST OF MY KNOWLEDGE, THIS DOCUMENT CONSISTING OF (24) TWENTY-FOUR PAGES INCLUDING THIS ONE, IS A TRUE AND ACCURATE TRANSLATION FROM ITS ORIGINAL SPANISH VERSION INTO ENGLISH.

The foregoing, for all legal purposes that may arise and at the request of the interested party(ies).

"I Attest, Under Oath"

LIC. RODRIGO SALVADOR ALANIS LAMBRETON
SWORN TRANSLATOR AUTHORIZED ID: 0017/2022 by the
Mexican Federal Judicial Branch
rodrigo@traductormx.com / +52 (81) 1790-6313
Mariano Escobedo Sur No. 136
Colonia Centro, Monterrey, N.L.
C.P. 64000, Mexico
My commission expires on December 31st., 2024.